Exhibit 10.1

Air Transport Services Group, Inc.
Executive Incentive Compensation Plan

Air Transport Services Group, Inc.
Executive Incentive Compensation Plan

1)	Purpose
The purpose of this Plan is to achieve corporate goals by providing incentive compensation to eligible key executives who, through industry, ability, and exceptional service, contribute materially to the success of ATSG.

2)	Definitions
When used in this Plan, the following words and phrases shall have the following meanings:

a)	ATSG - Air Transport Services Group, Inc.

b)	Attainment – The actual performance results for a Performance Measure.

c)	Beneficiary – The beneficiary or beneficiaries designated to receive the amount, if any, payable under the Plan upon the death of the Participant.

d)	Board – The Board of Directors of ATSG.

e)	Compensation Committee – The Compensation Committee of the Board.

f)	Maximum – The point that represents the maximum payout level for a particular Performance Measure.

g)	Minimum – The point that represents the minimum payout level for a particular Performance Measure.

h)	Participant – Any employee eligible to receive awards under section 4.

i)	Performance Measure – A specific objective measure to assess success in achieving established goals. Permitted Performance Measures are listed in section 5.

j)	Plan – The Executive Incentive Compensation Plan (EICP).

k)	Plan Year – Each calendar year for which Performance Measures and Targets are established for the Company.

l)	Retirement – When an employee leaves active service and qualifies under a regular or early retirement program of the Company or one of its subsidiaries in which the employee is a participant.

m)	Target – The point at which performance equals 100% of the stated objective.

n)	Threshold – The point below Target at which incentive payout for each Performance Measure begins.

3)	Administration

a)	The Compensation Committee will have the power to interpret the Plan and to make all determinations necessary or desirable for its administration.

b)
The decision of the Compensation Committee on any question concerning the interpretation or administration of the Plan will be final and conclusive. Nothing in the Plan will be deemed to give any officer or employee, or legal representatives or assigns, any right to participate in the Plan except to such extent as the Compensation Committee may determine pursuant to the provisions of the Plan.

c)
The Compensation Committee shall determine the extent of achievement of the Performance Measures for the Chief Executive Officer of ATSG. The Chief Executive Officer of ATSG, in consultation with the Compensation Committee, shall determine the extent of achievement of the Performance Measures for each of the other Participants.

4)	Eligibility

a)	Positions eligible for the Plan are:
Chief Executive Officer
Chief Financial Officer
Chief Commercial Officer
Senior Vice President, Corporate General Counsel
Vice President
Subsidiary President

Subsidiary Vice Presidents that have been elected as officers by the Board of Directors of the pertinent subsidiary.
Except as provided below, Participants for a Plan Year must be employed for the entire Plan Year.

b)
With approval of the Compensation Committee, prior to June 30th of each Plan Year, additional employees may be included in the Plan, with any award pro-rated as shall be determined by the Compensation Committee.

c)
Participants who retire in good standing during the year will be eligible for a pro-rated award for the year in which they retire, provided that they are on the active payroll on June 30th or later of the Plan Year.

d)
Participants who take a leave of absence will have their awards calculated based on actual salary earnings in calculating awards. Participants who are on a leave of absence for more than 90 days and who continue to receive full or partial salary continuance will have their awards adjusted. Any salary paid while on a leave of absence period over 90 days will not be included in the base salary used to calculate awards.

5)	Performance Measures
Unless otherwise determined by the Compensation Committee, bonuses will be based on at least two Performance Measures. One of the Performance Measures will be net income from continuing operations. The other Performance Measures will consist of one or more of the following: revenue growth, return on capital, earnings per share, shipment growth, increase in stock price, return on assets, service or personal goals. Further, with respect to those Participants that are employed by a Company subsidiary that has a substantive agreement with DHL or another customer, one of their Performance Measures may be based on the level of performance under the service incentive associated with that agreement. The Compensation Committee will select the Performance Measures and Targets, and the relevant weight to be given among those selected, for the Chief Executive Officer of ATSG. The Chief Executive Officer of ATSG, in consultation with the Compensation Committee, will select the Performance Measures and Targets, and the relevant weight to be given among those selected, for each of the other Participants. The selection of the Performance Measures and Targets will be made as soon as reasonably practicable after the beginning of each Plan year, and such Performance Measures and Targets may not be changed thereafter.

6)	Qualifiers on Performance Measures

a)	The bonus percentage is applied to the Participant’s base salary paid in the Plan Year.

b)	No bonus will be paid unless the Company achieves profitability.

c)	To receive any award under the Plan, a Participant’s individual performance must be evaluated as at least competent.

7)	Bonus Amounts
The bonus for each Participant shall be determined by multiplying the Participant’s base salary earned during the calendar year by the applicable bonus amount, expressed as a percentage of base salary, which bonus amount shall be based upon the extent of Attainment of the pertinent Performance Measures described Section 5 hereof. The Threshold, Target and Maximum bonus potentials for the Participants shall consist of the following:

Position	Threshold	Target	Maximum
Chief Executive Officer	4%	78%	130%
CFO; Sr. VP, Corporate General Counsel; Chief Commercial Officer; Subsidiary President	4%	60%	100%
Vice President; Subsidiary Vice President	4%	48%	80%

For the achievement of Performance Measures between the Threshold and Maximum percentages, the actual bonus amount will be interpolated.

8)	Form of Payment
Awards shall be paid entirely in cash. Payments will be made as soon as practicable after audited performance results are known and approved by the Compensation Committee, which should be on or about March 1. Award checks will be prepared by the pertinent payroll department for each Participant and will be subject to tax withholding and 401(k) deductions. If a Participant dies before the end of the Plan Year, an amount equal to a pro-rated portion thereof as of the date of death shall be paid in one lump cash sum to the Participant’s Beneficiary.

9)	Limitation on Allocation
Notwithstanding any other provision of the Plan, in no circumstances will the total amount allocated as an award to any individual Participant for any plan year exceed $1,000,000.00.

10)	Designation of Beneficiaries
Each Participant shall file with the Company a written designation of one or more persons as the Beneficiary who shall be entitled to receive the amount, if any, payable under the Plan upon the Participant’s death. A Participant may, from time to time, revoke or change his Beneficiary designation without the consent of any prior Beneficiary by filing a new designation. The last such designation received shall be controlling, provided, however, that no designation, change or revocation thereof, shall be effective unless received by the Company prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt.

11)	Absence of Valid Designation
If no such Beneficiary designation is in effect at the time of a Participant’s death, or if no designated Beneficiary survives the Participant, or if such designation conflicts with the law, the Participant shall be deemed to have designated the Participant’s estate as the Participant’s Beneficiary and the Participant’s estate shall receive the payment of the amount, if any, under the Plan, upon the Participant’s death. If the Compensation Committee is in doubt as to the right of any person to receive such amount, the Compensation Committee may direct the retention of such amount, without liability for any interest thereon, until the rights thereto are determined, or the Compensation Committee may direct the payment of such amount to any court of appropriate jurisdiction and such payment shall be a complete discharge of the liability of the Plan and of ATSG therefore.

12)	No Liability of Compensation Committee, Board Members, or Officers
No members of the Compensation Committee, the Board or corporate officers shall be personally liable by reason of any contract or other instrument executed by them or on their behalf nor for any mistake or judgment made in good faith, and ATSG shall indemnify and hold harmless each member of the Board and each other officer, employee or director of ATSG to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Compensation Committee) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or bad faith.

13)	Right to Amend, Suspend or Terminate Plan
The Board reserves the right at any time to amend, suspend or terminate the Plan in whole or in part and for any or no reason and without the consent of any Participant or Beneficiary; provided that no such amendment shall adversely affect rights to receive any amount to which Participants or Beneficiaries have become entitled prior to such amendment. Unless otherwise provided herein, any amendment, modification, suspension or termination of any provisions of the Plan may be made retroactively.

14)	No Rights to Continue Employment or Bonus
Nothing contained in the Plan shall give any employee the right to be retained in the employment of ATSG or affect the right of ATSG to dismiss any employee. The adoption of the Plan shall not constitute a contract between ATSG and any employee. No Participant shall receive any right to be granted an award hereunder nor shall any such award be considered as compensation under any employee benefit plan of ATSG, except as otherwise determined by ATSG.

15)	No Right, Title or Interest in Assets
The Participants shall have no right, title or interest whatsoever in or to any investments which ATSG may make to aid in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a fiduciary relationship between ATSG and any Participant or any other person. To the extent that any person acquires a right to receive payments from ATSG under this Plan, such right shall be no greater than the right of an unsecured general creditor of ATSG.

16)	Unfunded Plan; Governing Law
The Plan is intended to constitute an incentive compensation arrangement for a select group of management or highly compensated personnel and all rights thereunder shall be governed by and construed in accordance with the laws of the State of Ohio.

Last Reviewed: July 30, 2010

Last Modified: March 18, 2013